UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report October 16, 2002

SBA COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-30110	65-0716501
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5900 Broken Sound Parkway NW	33487
(Address of principal executive offices)	(Zip code)

(561) 995-7670
(Registrant’s telephone number, including area code)

Item 5    Other Information

Citing a weaker environment for wireless carrier capital expenditures, SBA Communications Corporation (“SBA” or the “Company”) announced that it is lowering third quarter 2002 EBITDA guidance to $18.5—$20.0 million, from its prior guidance of $21.0—$23.0 million. Of the difference, approximately $2 million is expected to result from lower services gross profit, reflecting lower services revenue and margin than anticipated. In addition, cost of leasing revenues is expected to be approximately $1 million higher than anticipated, reflecting primarily increased costs for property taxes and maintenance. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash charges, and unusual or non-recurring expenses. Excluded from anticipated third quarter 2002 EBITDA is an expected net restructuring expense of approximately $1.5 million related primarily to the cost of abandoning certain new tower build projects and additional employee layoffs and office closings that SBA implemented in the third quarter. SBA reaffirms total revenue guidance for the third quarter of at least $65.0 million, but expects total revenue to be below second quarter 2002 total revenue of $69.6 million. Sequentially, third quarter increases in leasing revenue are anticipated to be offset by a greater decline in services revenue. Net loss per share for the third quarter is now expected to be $.60 to $.70.

Financial results meeting the new guidance set forth above would satisfy all financial covenants applicable to any indebtedness of SBA as of September 30, 2002. At September 30, 2002, SBA had net debt of approximately $963 million, including cash and cash equivalents of approximately $42 million and senior bank debt of $248 million.

In the third quarter, SBA added annualized gross leasing revenue of approximately $4,700 per tower (.26 on a broadband equivalent basis). The Company built 23 towers in the quarter, ending the period with 3,875 towers, and was working on an additional 23 new tower build projects all or substantially all of which are expected to be completed in the fourth quarter.

SBA will release its third quarter results on Tuesday, November 5, 2002, in a press release scheduled for approximately 4:30 p.m. EST. SBA will host a conference call on Wednesday, November 6, 2002, to discuss these results. The call may be accessed as follows:

When:	Wednesday, November 6, 2002 at 10:00 a.m.
Dial in Number:	800-851-3058
Conference call name:	SBA 2002 Third Quarter Results
Replay:	November 6, 2002 at 5:00 p.m. until November 20, at 11:59 p.m.
Replay number:	800-642-1687
Conference ID #:	5951180
Internet access:	www.sbasite.com

Item 7    Financial Statements and Exhibits

99.1	Press release dated October 4, 2002

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ JOHN F. FIEDOR
John F. Fiedor Chief Accounting Officer

October 16, 2002

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